Exhibit 99.1

FOR IMMEDIATE RELEASE

RealNetworks Achieves Record Revenue in Third Quarter of 2004

Revenue Growth of 32% to $68.3 Million Fueled by Music and Games Expansion

SEATTLE, October 20, 2004 – RealNetworks®, Inc. (Nasdaq: RNWK) today announced results for the quarter ended September 30, 2004. For the third quarter of 2004, revenue was $68.3 million, up 32% from the third quarter of 2003. The GAAP net loss for the third quarter was ($7.0) million or ($0.04) per share, compared to a net loss of ($3.7) million or ($0.02) per share in the third quarter of 2003. Included in the GAAP net loss for the third quarter of 2004 is ($3.0) million or ($0.02) per share in expenses related to antitrust litigation. Excluding the antitrust litigation expenses, the net loss for the third quarter of 2004 was ($4.0) million or ($0.02) per share. EBITDA, excluding antitrust litigation expense, was ($1.0) million for the third quarter of 2004.

“We are extremely pleased to achieve the highest revenue quarter in the company’s history, highlighted by growth of our music and games revenue,” said Rob Glaser, CEO of RealNetworks. “We are the clear leader in music subscriptions and casual games, with more than 625,000 subscribers to our music services and more than 150 million games downloaded. We look forward to growing our way to profitability in the fourth quarter, excluding antitrust litigation expenses.”

Financial Discussion

Third quarter revenue from consumer products and services was $55.4 million, which represents a 52% increase from $36.4 million in the third quarter of 2003. Music revenue grew 304% to $18.8 million from $4.7 million in the third quarter of 2003. Games revenue grew 189% to $9.1 million from $3.2 million in the third quarter of 2003. Video, consumer software and other revenue decreased 4% to $27.5 million from $28.6 million in the third quarter of 2003. Revenue from business products and services was $12.9 million, representing a decrease of 16% from $15.4 million in the third quarter of 2003.

Gross margins were 64% in the third quarter of both 2004 and 2003. Operating expenses, including antitrust litigation, were $49.7 million for the quarter compared to $37.0 million in the third quarter of 2003. Both third quarter 2004 gross margins and operating expenses were impacted by marketing and sales associated with the 49 cent Harmony promotion. As of September 30, 2004, Real had approximately $362 million in cash, cash equivalents and short-term investments, which includes the proceeds from $100 million of convertible debt.

In the third quarter, Real continued to build on its success in consumer services. Real now has over 1.55 million paying subscribers, up from over 1.4 million at the end of the second quarter of 2004. Paying subscribers to Rhapsody and premium radio services increased to over 625,000 from over 550,000 at the end of the second quarter of 2004. One year ago, Real’s music services had more than 250,000 subscribers.

Real’s business products segment revenue was up 4% from the prior quarter. Real sold its Helix digital media delivery technology to several significant mobile carriers during the quarter, including China Unicom, the third largest mobile carrier in the world with over 100 million subscribers. Real also released RealPlayer 10 for Linux in 9 languages.

Forward Looking Guidance

For the fourth quarter of 2004, Real expects net revenue to be between $68 million and $69 million. Fourth quarter projected revenue growth is expected to be slower than recent quarters for two primary reasons: First, Real’s Harmony promotion generated approximately $700,000 of incremental revenue in the third quarter which is unlikely to be repeated in the fourth quarter. Second, consistent with its focus on achieving and maintaining profitability, Real does not expect to renew several underperforming video content relationships. This is expected to have a positive impact on profitability in the fourth quarter of 2004 and beyond, but will negatively impact revenue during the fourth quarter. Real also expects its new subscriber additions during the fourth quarter will be offset by lost subscribers related to the expiring video content, resulting in essentially flat overall subscriber count for the quarter.

In the fourth quarter, Real expects to return to profitability excluding antitrust litigation expenses. Specifically, Real expects results, excluding the antitrust litigation expenses, to be between $0.00 and $0.01 per share. On a GAAP basis, Real expects the quarterly loss per share for the fourth quarter of 2004, which includes an estimated $3 million expense relating to antitrust litigation, to be a net loss between ($0.01) and ($0.02) per share. Further, Real also expects to have positive EBITDA (excluding antitrust litigation charges) for the fourth quarter.

Real expects its projected path to profitability in the fourth quarter of 2004, excluding antitrust related expenses, will be assisted by growing revenue, improving gross margins, operating cost savings, and rising interest income. For 2005, Real expects to grow revenues 15% to 20% and to maintain quarterly profitability (excluding antitrust litigation expenses).

This forward looking guidance excludes any major changes in Real’s minority investment in MusicNet, any potential acquisitions, real estate activities or significant changes in accounting standards, including the expensing of stock options, which would be included under GAAP but are not currently quantifiable.

For More Information Contact

Press: Matt Graves, RealNetworks, (415) 934-2159, mgraves@real.com
Financial: Roy Goodman, RealNetworks, (206) 892-6841, rgoodman@real.com

About RealNetworks

RealNetworks, Inc. is the leading creator of digital media services and software including the award-winning Rhapsody® Internet jukebox service and RealPlayer 10, the first product to integrate finding, organizing, buying, playing and managing digital audio and video in a single product. Consumers can access and experience audio/video programming and download RealNetworks’ consumer software at http://www.real.com. Broadcasters, network operators, media companies and enterprises use RealNetworks’ products and services to create and deliver digital media to PCs, mobile phones and consumer electronics devices. RealNetworks’ corporate information is located at http://www.realnetworks.com

FORWARD LOOKING STATEMENTS: This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to: (a) Real’s future revenues, expenses, margins, profitability and net income; (b) the non-renewal of content relationships; and (c) future subscriber counts and growth. Actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include: development and consumer acceptance of legal online music distribution services; risks associated with the sustained adoption and use of RealNetworks’ services by customers, including the uncertainty of whether consumers will continue to pay for subscription content over the Internet, which is a relatively new and unproven business model; the potential that we will be unable to continue to enter into commercially attractive agreements with third parties for the provision of compelling content for our subscription service offerings; the risk that the costs of our antitrust litigation will be greater than we anticipate; the emergence of new entrants and competition in the market for digital media subscription offerings and on-line music sales; the impact on our gross margins from content costs and from the mix of subscribers to subscription offerings with higher content costs than others; competitive risks, including competing technologies, products and services, and the competitive activities of our larger competitors, some of which have strong ties to streaming media users through other products; risks relating to the timely development, production, marketing and acceptance of the products, services and technologies contemplated by the GameHouse acquisition; potential funding decisions by companies in which we have a significant equity position; and RealNetworks’ independent decisions, from time to time, based on all factors it deems relevant, whether to repurchase shares under its stock buyback program. More information about potential risk factors that could affect RealNetworks’ business and financial results is included in RealNetworks’ annual report on Form 10-K for the year ended December 31, 2003, and its quarterly reports on Form 10-Q and from time to time in other reports filed by RealNetworks with the Securities and Exchange Commission.

RealNetworks, RealAudio, RealVideo, Helix, Rhapsody, RealArcade, GameHouse and RealPlayer are trademarks or registered trademarks of RealNetworks, Inc. All other companies or products listed herein are trademarks or registered trademarks of their respective owners.

RealNetworks, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
		(in thousands, except per share data)
Net revenue	$68,310	51,809	194,173	148,321
Cost of revenue	24,786	18,859	68,282	47,563
Loss on content agreement	—	—	4,938	—

Gross profit	43,524	32,950	120,953	100,758

Operating expenses:
Research and development	13,046	12,108	38,516	34,841
Sales and marketing	24,721	19,098	70,171	56,697
General and administrative	7,968	5,460	23,388	16,821
Loss on excess office facilities (A)	866	—	866	7,098
Antitrust litigation (B)	2,974	—	8,051	—
Stock-based compensation	145	366	624	860

Total operating expenses	49,720	37,032	141,616	116,317

Operating loss	(6,196)	(4,082)	(20,663)	(15,559)
Other income (expense), net:
Interest income, net	1,190	922	2,850	3,373
Equity in net loss of MusicNet	(1,262)	(1,149)	(3,396)	(4,274)
Impairment of equity investments (C)	(450)	—	(450)	(424)
Other, net	(109)	623	(9)	888

Other income (expense), net	(631)	396	(1,005)	(437)
Loss before income taxes	(6,827)	(3,686)	(21,668)	(15,996)
Income tax (provision) benefit	(142)	32	(357)	(128)

Net loss	$(6,969)	(3,654)	(22,025)	(16,124)

Basic and diluted net loss per share	$(0.04)	(0.02)	(0.13)	(0.10)

Shares used to compute basic and diluted net loss per share	169,588	161,684	168,527	159,136

(A)	The loss on unoccupied excess office facilities represents the loss from rent payments, net of sublease income, over the remaining life of the lease and amounts related to the write-off of certain leasehold improvements.

(B)	Consists of legal fees, personnel costs, public relations and other professional service fees incurred related to antitrust complaints against Microsoft, including proceedings in the European Union.

(C)	Relates to other-than-temporary declines in the value of certain equity investments. These charges were recorded to reflect these investments at their estimated fair value.

RealNetworks, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2004	2003
	(in thousands)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$362,380	373,593
Trade accounts receivable, net of allowances for doubtful accounts and sales returns	13,650	10,618
Prepaid expenses and other current assets	10,498	8,879

Total current assets	386,528	393,090
Equipment and leasehold improvements, at cost:
Equipment and software	43,574	37,110
Leasehold improvements	24,560	26,085

Total equipment and leasehold improvements	68,134	63,195
Less accumulated depreciation and amortization	39,045	33,258

Net equipment and leasehold improvements	29,089	29,937

Restricted cash equivalents	20,151	19,953
Investments	44,691	34,577
Goodwill, net	119,217	97,477
Other intangible assets, net	9,504	1,065
Other	3,985	4,840

Total assets	$613,165	580,939

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,617	6,865
Accrued and other liabilities	51,681	39,400
Deferred revenue, excluding non-current portion	31,543	31,186
Accrued loss on excess office facilities and content agreement, excluding non-current portion	7,045	4,960

Total current liabilities	102,886	82,411

Deferred revenue, excluding current portion	1,290	4,561
Accrued loss on excess office facilities and content agreement, excluding current portion	21,054	24,099
Deferred rent	3,329	3,382
Convertible debt	100,000	100,000
Total shareholders’ equity	384,606	366,486

Total liabilities and shareholders’ equity	$613,165	580,939

RealNetworks, Inc. and Subsidiaries
Supplemental Financial Information
(Unaudited)

	2004			2003
	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	(in thousands)
Net Revenue by Line of Business:
Consumer products and services (A)	$55,382	53,061	46,514	41,214	36,377	33,172	32,886
Business products and services (B)	12,928	12,412	13,876	12,842	15,432	16,474	13,980

Total net revenue	$68,310	65,473	60,390	54,056	51,809	49,646	46,866

Consumer Products and Services:
Subscriptions (C)	$37,734	34,777	31,562	30,075	27,909	25,470	23,639
E-commerce and other (D)	17,648	18,284	14,952	11,139	8,468	7,702	9,247

Total consumer products and services revenue	$55,382	53,061	46,514	41,214	36,377	33,172	32,886

Consumer Products and Services:
Video, consumer software and other (E)	$27,497	29,129	27,494	29,347	28,572	28,830	29,645
Music (F)	18,787	15,580	12,265	7,937	4,655	1,670	831
Games (G)	9,098	8,352	6,755	3,930	3,150	2,672	2,410

Total consumer products and services revenue	$55,382	53,061	46,514	41,214	36,377	33,172	32,886

Net Revenue by Geography:
United States	$52,054	50,949	43,963	40,175	37,660	36,009	33,769
Rest of World	16,256	14,524	16,427	13,881	14,149	13,637	13,097

Total net revenue	$68,310	65,473	60,390	54,056	51,809	49,646	46,866

Gross Margin by Line of Business *
Consumer products and services	59%	63%	58%	55%	54%	61%	63%
Business products and services	84%	84%	84%	83%	87%	88%	89%
Total gross margin	64%	67%	64%	62%	64%	70%	71%
Subscribers (presented as greater than)
Total **	1,550	1,400	1,300	1,300	1,150	1,000	1,000
Music	625	550	450	350	250	150	100

*	For the quarter ended March 31, 2004, total gross margin excludes loss on content agreement of $4.9 million. Including the loss on content agreement, total gross margin is 56%.

**	Total subscribers as of March 31, 2004 reflects the removal of approximately 142,000 subscribers resulting from the non-renewal of the MLB contract.

(A)	Revenue is derived from consumer digital media subscription services, RealPlayer Plus and related products, sales and distribution of third party software products, content such as games and music, and advertising.

(B)	Revenue is derived from media delivery system software, support and maintenance services, broadcast hosting services and consulting services.

(C)	Revenue is derived from consumer digital media subscription services including: SuperPass, RadioPass, Rhapsody, GamePass and stand-alone subscriptions.

(D)	Revenue is derived from RealPlayer Plus and related products, sales and distribution of third party software products, content such as games and music, and advertising.

(E)	Revenue is derived from RealOne SuperPass subscriptions, RealPlayer Plus and related products, stand-alone subscription services and sales and distribution of third party software products.

(F)	Revenue is derived from RadioPass and Rhapsody subscription services, sales of music content and advertising from our music-related Web sites.

(G)	Revenue is derived from the GamePass subscription service, sales of games and advertising generated from our games and game-related Web sites.

RealNetworks, Inc. and Subsidiaries
Supplemental Financial Information
(Unaudited)

A reconciliation of Generally Accepted Accounting Principles (“GAAP”) net loss to loss before interest, taxes, depreciation, amortization and stock compensation (“EBITDA”) and EBITDA excluding antitrust litigation and loss on content agreement is as follows:

	Quarter Ended	Quarter Ended	Quarter Ended
	September 30,	June 30,	March 31,
	2004	2004	2004
		(in thousands)
Net loss in accordance with GAAP	$(6,969)	(4,618)	(10,438)
Interest income, net	(1,190)	(800)	(860)
Taxes	142	113	102
Depreciation, amortization and stock compensation	4,089	3,810	3,648

EBITDA	(3,928)	(1,495)	(7,548)

Antitrust litigation	2,974	2,756	2,321
Loss on content agreement	—	—	4,938

EBITDA excluding antitrust litigation and loss on content agreement	$(954)	1,261	(289)

This reconciliation has been provided as a performance measure, as the Company uses EBITDA and EBITDA excluding antitrust litigation expense on an ongoing basis to track and assess its financial performance. The Company has calculated EBITDA excluding loss on content agreement because it believes that the loss on content agreement is an item that does not reflect the ongoing financial operations of the Company’s business.